Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-36981, No. 33-91196, No. 333-33305, No. 333-60665, No. 333-64498, No. 333-69042, No. 333-82192, No. 333-82194, No. 333-102363, No. 333-116476 and No. 333-120294 of Alliant Techsystems Inc. of our reports dated May 23, 2005, with respect to the consolidated financial statements, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in method of accounting for goodwill and other intangible assets) of Alliant Techsystems Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
May 23, 2005